Exhibit 99.1

Design Within Reach, Inc. Reports Preliminary Results for Fourth Quarter and Year-Ended December 30, 2006

SAN FRANCISCO—(BUSINESS WIRE)—March 29, 2007—Design Within Reach, Inc. (NASDAQ:DWRI) today announced preliminary financial results for the fourth quarter and year ended December 30, 2006. The results are preliminary because the Company’s year-end closing process was delayed as the Company completed its previously announced reconciliation of an imbalance between the Company’s accrued inventory sub-ledger and the general ledger. Until the Company completes its financial statements and its independent public accountants complete their audit, the Company cannot be certain that the results reported below will not change and the Company will not be able to file its annual report on Form 10-K for the year ended December 30, 2006.

Preliminary Fourth Quarter Results:

—	Net sales, which are comprised of product and shipping revenue, increased to approximately $50 million, with product sales of approximately $46 million, compared to net sales of $41.4 million, with product sales of $37.1 million recorded in the same period last year.

—	Gross profit margin improved slightly, to approximately 40% in the fourth quarter of 2006, compared to 39.4% in the same period last year due to more selective product and promotional initiatives in 2006 compared to the prior year period.

—	Product margin, which the Company defines as product gross profit divided by net product sales, was approximately 43%, compared to 42.6% in the fourth quarter of 2005. For more information regarding the calculation of product margin, please see the discussion under the heading “Non-GAAP Financial Information” below.

—	Selling, general and administrative expenses increased to approximately $23 million from $21.8 in the same period last year due to occupancy and payroll costs related to new studios and merchant fees related to increased sales volume.

—	Net loss for the fourth quarter of 2006 was approximately $(0.13) to $(0.15) per share, compared to a net loss of $(0.28) per share in the fourth quarter of 2005.

Included in the fourth quarter 2006 results is approximately $1.9 million of charges for inventory write-downs and professional consulting fees associated with Sarbanes Oxley compliance and the completed reconciliation of the accrued inventory sub-ledger and the general ledger.

Preliminary Fiscal Year Ended December 30, 2006 Results:

—	Net sales increased to approximately $178 million, with product sales of approximately $162 million, compared to net sales of $158.2 million, with product sales of $141.5 million, recorded in 2005.

—	Gross profit margin was approximately 42%, compared to 42.9% in 2005, primarily due to higher shipping and handling expenses in 2006.

—	Product margin was basically flat year-over-year at approximately 46%.

—	Selling, general and administrative expenses were approximately $87 million, a decrease as a percentage of net sales compared to the same period last year, but an increase in absolute dollars due to costs associated with new studios, severance, Sarbanes-Oxley compliance and professional consulting fees.

—	Net loss for 2006 was approximately $(0.57) to $(0.59) per share, compared to a net loss of $(0.15) per share in 2005.

“While 2006 was a challenging year, we initiated a series of corrective actions to improve Design Within Reach’s operating performance and enter 2007 with signs of progress underway,” said Ray Brunner, Chief Executive Officer. “We have assembled a strong new management team that is focused on the fundamentals of cost control and is committed to making sustainable profitability its top priority. In 2006, we successfully stabilized and repaired operations by significantly reducing corporate overhead, eliminating non-productive categories and liquidating excess inventory, stopping all non-essential capital expenditures and thoroughly examining and enhancing our financial reporting.”

Mr. Brunner continued, “We believe that the challenges from prior years are predominantly behind us and that we have laid a strong foundation from which to see continued top-line growth and a return to profitability. In 2007, we will focus on improving DWR brand awareness among our target audience and broadening our reach to acquire new customers utilizing select media advertising, our web channel, studios and catalogs.”

Net sales by distribution channel were as follows:

—	Studio sales were approximately $31 million in the fourth quarter of 2006, up approximately 27% from the same period last year, due to the addition of seven net new studios since the end of 2005 and increased sales at existing studios, primarily due to added media advertising. For the year, studio sales increased approximately 22% to approximately $108 million from $88.2 million in 2005. Design Within Reach operated 63 studios and the DWR Annex, an outlet for returned and discontinued merchandise in Secaucus, New Jersey, at the end of 2006, compared to 56 studios open at the end of 2005.

—	Direct sales (including phone sales and sales through the Design Within Reach website) were approximately $13.5 million in the fourth quarter of 2006, an increase of approximately 4% from $12.9 million in the fourth quarter of 2005. For the year, direct sales decreased approximately 4% to approximately $49 million due to lower phone sales during the first half of the year.

As of December 30, 2006, Design Within Reach had approximately $7.0 million in cash and cash equivalents. The Company recently entered into a new $20 million, five year secured revolving credit facility including letters of credit of up to $5.0 million with Wells Fargo Retail Finance LLC. Borrowings under the facility are based upon a percentage of eligible inventory and accounts receivable less certain reserves. Design Within Reach believes that this expanded credit line, combined with cash on hand, will provide sufficient liquidity to fund operations and anticipated capital expenditures in 2007.

Guidance

Design Within Reach is maintaining its 2007 guidance. The Company expects to achieve approximately $190 million in sales and breakeven earnings.

Conference Call

Design Within Reach, Inc. will host a conference call today, March 29, 2007 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com.

Non-GAAP Financial Information

This press release presents Product Margin, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes Product Margin is a useful financial measure as it removes the impact to profitability from shipping revenues. Management believes shipping operations do not reflect the core operations of Design Within Reach’s business and do not represent a profit center as shipping margins are expected to trend to zero. For a reconciliation of Product Margin to the most comparable GAAP measure, see the attached Reconciliation of GAAP Gross Margin to Product Margin.

	Thirteen Weeks Ended December 30, 2006	Thirteen Weeks Ended December 31, 2005	Fifty-two Weeks Ended December 30, 2006	Fifty-two Weeks Ended December 31, 2005
Product Sales	$45,700	$37,100	$162,400	$141,500
Shipping Revenue	4,400	4,300	15,600	16,700

Net Sales	$50,100	$41,400	$178,000	$158,200

Product Gross Profit	$19,700	$15,800	$74,900	$65,500
Product Gross Margin	43%	42.6%	46%	46.3%

Shipping Gross Profit	200	500	-600	2,350

Shipping Gross Margin	5%	11.6%	-4%	14.1%

Total Gross Profit	$19,900	$16,300	$74,300	$67,850
Total Gross Margin	40%	39.4%	42%	42.9%

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: we may be required to revise our reported results of operations as a result of our ongoing reconciliation of the accrued inventory account and our third-quarter closing process; if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability. Furthermore, if we do not receive from the Nasdaq Listing Qualifications Panel a further extension to file our Form 10-K for the period ended December 30, 2006, our securities may be subject to delisting from the Nasdaq Global Market. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACT: Design Within Reach, Inc.

John D. Hellmann, 415-676-6500

jhellmann@dwr.com

or

Investor Relations:

Integrated Corporate Relations, Inc.

Andrew Greenebaum/Christine Lumpkins

agreenebaum@icr-online.com; clumpkins@icr-online.com

310-954-1100

SOURCE: Design Within Reach, Inc.